Exhibit 10.1

TERMINATION AGREEMENT

TERMINATION AGREEMENT (this “Agreement”), dated as of May 20, 2022, by and between Gores Holdings VIII, Inc., a Delaware corporation (the “Company”), and KSP Footprint Investments, LLC, a Delaware limited liability company (“Subscriber”).

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger, dated as of December 13, 2021 (as amended from time to time, the “Merger Agreement”), pursuant to which the Company will acquire Footprint International (“Footprint”), on the terms and subject to the conditions set forth therein (the “Transactions”);

WHEREAS, in connection with the Transactions, Subscriber and the Company entered into that certain subscription agreement, dated as of December 13, 2021 (the “Original Agreement”), pursuant to which Subscriber subscribed for and agreed to purchase from the Company concurrently with the closing of the Transactions 2,500,000 shares (the “Original Subscription Amount”) of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Shares”), for a purchase price of $10.00 per share (the “Original Subscription”);

WHEREAS, Subscriber previously invested $150.0 million in Footprint in exchange for a newly-issued series of Class C Non-Participating Preferred Stock, par value $0.001 per share, of Footprint (the “Footprint Class C Preferred Shares”), which were issued concurrent with the execution of the Merger Agreement at a price per share equal to $25,000 (the “Class C Preferred Investment”), and, at the closing of the Transactions, will convert into such number of Class A Shares of the Company equal to the liquidation preference with respect to the Footprint Class C Preferred Shares divided by $9.09;

WHEREAS, in response to current liquidity needs prior to the closing of the Transactions, Footprint has requested that Subscriber purchase $25.0 million of additional Footprint Class C Preferred Shares at a purchase price of $25,000 per share (the “Additional Class C Investment”);

WHEREAS, Subscriber wishes to terminate the Original Agreement and complete the Additional Class C Investment;

WHEREAS, pursuant to Section 6 of the Original Agreement, the Company and Subscriber can terminate the Original Agreement without any further liability on the part of any party in respect thereof, upon the mutual written agreement of each of the Company and Subscriber to terminate the Original Agreement; and

WHEREAS, each of the Company and Subscriber wish to terminate the Original Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, each of the parties hereto acknowledges and agrees as follows:

1. Termination. In accordance with Section 6 of the Original Agreement, the Original Agreement is hereby terminated in its entirety, such termination to be effective upon the completion of the Additional Class C Investment, and, on the effective date of the Additional Class C Investment, the Original Agreement shall be of no further force or effect, and no party hereto shall have any existing or continuing rights, obligations or liabilities under the Original Agreement.

2. Due Authorization and Enforceability. Each party hereto represents and warrants that the execution and delivery of this Agreement have been duly authorized by all necessary action on the part of such party and that this Agreement constitutes a legal, valid and binding obligation thereof, enforceable against it in accordance with its terms.

3. Further Assurances. The parties hereto shall execute and deliver such additional documents and take such additional actions as may be reasonably requested for the purpose of carrying out the provisions of this Agreement and giving effect to the transactions contemplated by this Agreement.

4. Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof, including the Original Agreement.

5. Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

6. Counterparts. This Agreement may be executed in one or multiple counterparts, each of which when executed and delivered shall thereby be deemed to be an original and all of which taken together shall constitute one and the same instrument. Any party hereto may execute and deliver signed counterparts of this Agreement to the other parties hereto by facsimile, electronic mail or other electronic transmission in portable document format (.PDF) or any other electronic signature complying with the United States ESIGN Act of 2000 (including www.docusign.com), each of which shall be deemed an original.

7. Governing Law and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the principles of conflicts of laws that would otherwise require the application of the law of any other State. Each party hereto hereby waives any right to a jury trial in connection with any litigation pursuant to this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed by its duly authorized representative as of the date set forth below.

KSP FOOTPRINT INVESTMENTS, LLC

By:
Name:
Title:

GORES HOLDINGS VIII, INC.

By:
Name:
Title: